SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------


                                    FORM 8-K

                                 CURRENT REPORT

                             -----------------------


                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): January 7, 2003


                                  TIFFANY & CO.

             (Exact name of Registrant as specified in its charter)



           Delaware                        1-9494                13-3228013
(State or other jurisdiction of    (Commission File Number)   (I.R.S. Employer
        incorporation)                                         Identification
                                                                   Number)

727 Fifth Avenue, New York, New York                               10022
(Address of principal executive offices)                         (Zip Code)




       Registrant's telephone number, including area code: (212) 755-8000


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Item 5.     Other Events.

On January 7, 2003, Registrant issued the following press release announcing its preliminary, unaudited sales figures for the period from November 1 to December 31, 2002:


                   TIFFANY'S HOLIDAY SALES INCREASE 8 PERCENT;
                    SALES INCREASE IN U.S., DECLINE IN JAPAN

NEW YORK, January 7, 2003 - Tiffany & Co. (NYSE-TIF) reported that net sales in the holiday period from November 1 - December 31 increased 8 percent over the prior year to $509,054,000. On a constant-exchange-rate basis that excludes the effect of translating local-currency-denominated sales into U.S. dollars, net sales rose 6 percent and comparable worldwide store sales declined 1 percent. Sales increased in each channel of distribution. Results are based on unaudited sales.

Michael J. Kowalski, president and chief executive officer, said, "We believe that these holiday season results, which were below our expectations, reflect the same consumer sentiments that are adversely affecting other retailers in U.S. and international markets."

o U.S. Retail sales increased 3 percent to $257,183,000. Comparable store sales rose 1 percent, comprised of a 6 percent increase in November and a 1 percent decline in December. Comparable store sales resulted from an increase in the number of transactions offset by a decline in the average dollars spent per transaction. Sales at Tiffany's New York flagship store were equal to the prior year and comparable branch store sales rose 1 percent.

o International Retail sales rose 6 percent to $183,925,000.On a constant -exchange-rate basis, International Retail sales rose 2 percent;on that basis, comparable store sales declined 10 percent in Japan, increased 9 percent in other Asia-Pacific markets, increased 11 percent in Europe and rose in Canada and Latin America.








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o        Direct  Marketing sales increased 11  percent to  $56,948,000. Combined
         Internet/catalog sales rose 20 percent due to strong e-commerce sales. Business sales declined 3 percent.

o Specialty Retail sales were $10,998,000, primarily reflecting the consolidated net sales of Little Switzerland, Inc. stores which the Company acquired in October 2002.

Mr. Kowalski added, "Based on an assumption of generally similar trends in January, we should expect net sales in the fourth quarter to increase 8-10 percent over the prior year. Combined with an expected lower gross margin and an increased expense ratio, we now expect net earnings in a range of 57-62 cents per diluted share in the fourth quarter ending January 31, 2003 (compared with our previous expectation of 60-65 cents). This would result in full year earnings of $1.25-$1.30 per diluted share, compared with $1.15 per diluted share in 2001."

"From an external perspective, we are dealing with uncertain times, but the appeal of Tiffany's extraordinary products remains strong. We are still in the planning process for 2003, but our preliminary thoughts call for increases of 8-12 percent in both net sales and net earnings (excluding the effect of a non-recurring tax benefit in the third quarter of 2002) for the year. That assumes weaker first half results with growth accelerating as the year progresses. Strategically, we fully intend to use our strong financial position to maintain our normal, selective rate of expansion in distribution and new product offerings, which ultimately strengthen Tiffany's potential to achieve sustainable, longer-term growth. We plan to report fourth quarter and full year results on February 26," Mr. Kowalski concluded.

The Company will host a conference call today at 8:30 a.m. (EST) to review its holiday sales results and outlook. Interested parties may listen to a broadcast on the Internet at www.shareholder.com/tiffany and www.streetevents.com.







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

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made primarily through company-operated TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific and Europe. Direct Marketing includes Tiffany's Business Sales division, Internet and catalog sales. Specialty Retail primarily includes the retail sales made in Little Switzerland, Inc. stores and also includes consolidated results from other ventures now or in the future operated under non-TIFFANY & CO. trademarks or trade names. Additional information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line (800) TIF-0110.


This press release  contains  certain  "forward-looking"  statements  concerning expectations for sales, margins and earnings. Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially are set forth in Tiffany's 2001 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.
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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                              TIFFANY & CO.


                                      BY:     /s/ James N. Fernandez
                                              ____________________________
                                              James N. Fernandez
                                              Executive Vice President and
                                              Chief Financial Officer


Date: January 7, 2003











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